Exhibit 99

    CDI Corp. Reports Profitable Third Quarter 2004 Financial Results and
                               Announces Dividend

    PHILADELPHIA, Oct. 21 /PRNewswire-FirstCall/ -- CDI Corp. (NYSE: CDI) today reported earnings for the third quarter and announced a quarterly cash dividend.

    For the quarter ended September 30, 2004, the company reported net earnings of $2.3 million, or $0.11 per diluted share, on revenues of $263.2 million. The company also announced a quarterly dividend of $0.11 per share payable to shareholders of record as of November 3, 2004. This dividend will be paid on November 17, 2004.

    "We were disappointed with third quarter results," said President and Chief Executive Officer Roger H. Ballou. "The results were affected by two primary factors:

    "First, we experienced continued revenue softness in our Business Solutions segment and in the Todays Staffing segment, as we reported in our September 9, 2004 press release. As a result, sequential revenues were essentially flat. However, we also experienced a gross margin shortfall of approximately $0.6 million. Included in this shortfall is approximately
$0.3 million in billable employee workers' compensation liabilities identified in connection with an actuarial review performed in the quarter.

    "Second, consolidated operating and administrative expenses increased by $3.0 million from the second quarter, adjusted to eliminate the effect of $1.0 million in pre-tax charges for vacated real estate reported in the second quarter. We experienced an increase of $0.8 million in expenses associated with regulatory and compliance spending, primarily due to Sarbanes-Oxley requirements; we recognized a $0.4 million expense resulting from a state escheat audit relating to issues between 1992 and 1998; and, we recognized an additional $0.2 million expense associated with the aforementioned workers' compensation evaluation for staff employees. Operating and administrative expenses increased by approximately $1.6 million across the company, driven mainly by incremental hiring of revenue-generating personnel at our Todays Staffing and AndersElite segments. Specifically, at Anders, we experienced significant incremental expenses driven by higher-than-normal turnover in both the management and recruitment functions."

    Business Segment Discussion

    The Business Solutions segment reported slightly lower sequential revenues in the third quarter due to ongoing delays in new account win ramp-up. Operating profits were sequentially lower reflecting lower gross profit margins.

    AndersElite's third quarter revenues were up 6.6% sequentially, driven by strong infrastructure spending in the U.K. However, operating profits were adversely affected by the expenses associated with the previously mentioned increase in turnover.

    Todays Staffing revenues declined sequentially by 6.7%, a result driven by seasonality, by continued softness in local retail business and from a loss of national account volume due to pricing pressure. Operating profit declined 47.2%, driven primarily by expenses related to incremental hiring of permanent placement sales people and by the aforementioned revenue declines.

    Management Recruiters International (MRI) revenues increased sequentially by 4.0%. This increase was driven by a year-over-year increase in franchise royalty revenues as permanent placement hiring accelerated during the quarter. During the quarter, royalty revenues increased by 22.0% over the third quarter of 2003 and 6.1% sequentially. As a result, MRI operating profits increased sequentially by 8.8% when adjusted for the second quarter sale of Banister International.

    Corporate Summary

    Corporate overhead costs were up sequentially 26.8%, primarily reflecting the aforementioned increase in regulatory and compliance spending. During the quarter, the company maintained a strong working capital position with cash and short-term investments aggregating $33.8 million at September 30, 2004. During the third quarter, the company paid a special dividend of $2.00 per share and a quarterly dividend of $0.11 per share, aggregating $41.6 million.

    Business Outlook

    "Again, we were disappointed with third quarter performance. However, our business fundamentals are solid with a strong pipeline of new wins to support our growth objectives and we believe that the business model we have implemented will provide healthy earnings leverage on this growth," said Ballou.

    "Looking forward, we expect fourth quarter revenues to be slightly down compared to the third quarter and up approximately 2% over the previous year. We hope for revenue growth of 5 to 8% in 2005 as we experience anticipated revenue increases from new account wins and continued improvement in the permanent placement arena.

    "In addition, we expect that between $1.5 million and $2.0 million in third quarter margin deterioration and expense increases will not continue in the fourth quarter. While we expect some declines in regulatory and compliance spending in the fourth quarter, we would also hope to more significantly reduce our level of such spending in 2005."

    Financial Tables Follow

    Conference Call/Webcast

    CDI Corp. will conduct a conference call at 11 a.m. (EDT) today to discuss this announcement. The conference call will be broadcast live over the Internet and can be accessed by any interested party at www.cdicorp.com. An online replay will be available at www.cdicorp.com for 14 days after the call.

    Company Information

    CDI Corp. (NYSE: CDI) is a provider of engineering and information technology outsourcing solutions and professional staffing. Its subsidiaries include Todays Staffing, and Management Recruiters International, the world's largest executive search and recruitment organization. Visit CDI on the web at http://www.cdicorp.com.

    Safe Harbor Statement

    Certain information in this news release contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Certain forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "hopes," "intends," "plans," "estimates," or "anticipates" or the negative thereof or other comparable terminology, or by discussions of strategy, plans or intentions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These include risks and uncertainties such as competitive market pressures, material changes in demand from larger customers, availability of labor, the company's performance on contracts, changes in customers' attitudes towards outsourcing, government policies or judicial decisions adverse to the staffing industry and changes in economic conditions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.


                           CDI CORP. AND SUBSIDIARIES
                       Consolidated Statements of Earnings
                                    Unaudited
                      (in thousands, except per share data)


                                        For the three         For the nine
                                         months ended         months ended
                                   September 30,   June 30,   September 30,
                                   2004     2003     2004     2004     2003

    Revenues                     $263,249  264,355  264,839  784,075  803,875

    Cost of services              200,816  200,888  201,806  597,361  606,862

    Gross profit                   62,433   63,467   63,033  186,714  197,013

    Operating and administrative
     expenses                      58,825   54,278   56,781  169,458  170,744

    Provision for restructure           -       69        -        -       69

    Gain on sale of assets              -        -   (1,295)  (1,295)       -

    Operating profit                3,608    9,120    7,547   18,551   26,200

    Interest income, net and
     other                             39      170      136      443      796

    Earnings before income taxes    3,647    9,290    7,683   18,994   26,996

    Income tax expense              1,360    3,317    2,474    6,562    9,460

    Net earnings                    2,287    5,973    5,209   12,432   17,536

    Diluted earnings per share      $0.11     0.30     0.26     0.62     0.89

    Diluted number of shares       19,975   19,749   20,099   20,004   19,681



                                          September December  June   September
                                             30,      31,      30,      30,
                                            2004     2003     2004     2003

    Selected Balance Sheet Data:
    Cash, cash equivalents and short-term
     investments                           $33,781   72,836   79,052   59,686

    Accounts receivable, net              $204,312  199,630  203,600  209,323

    Current assets                        $250,986  289,694  299,711  291,257

    Total assets                          $358,580  401,562  407,662  403,337

    Current liabilities                    $82,517   95,266   92,540  106,361

    Shareholders' equity                  $268,249  297,351  307,516  288,332



                                        For the three months    For the nine
                                               ended            months ended
                                           September    June      September
                                              30,        30,         30,
                                        2004     2003   2004    2004    2003

    Selected Cash Flow Data:
    Depreciation expense                $2,411   2,565  2,414   7,250   9,458

    Capital expenditures                $1,948   3,990  1,715   5,054  11,776

    Dividends paid                     $41,567  40,660  1,767  45,099  40,660



                                        For the three          For the nine
                                         months ended          months ended
                                   September 30,   June 30,   September 30,
                                   2004     2003     2004     2004     2003

    Selected Earnings and Other
     Financial Data:
    Revenues                     $263,249  264,355  264,839  784,075  803,875

    Gross profit                  $62,433   63,467   63,033  186,714  197,013

    Gross profit margin              23.7%    24.0%    23.8%    23.8%    24.5%

    Operating and administrative
     expenses as a percentage of
     revenue                         22.3%    20.5%    21.4%    21.6%    21.2%

    Corporate expenses             $4,655    2,872    3,672   11,455    9,991
    Corporate expenses as a
     percentage of revenue            1.8%     1.1%     1.4%     1.5%     1.2%

    Operating profit margin           1.4%     3.4%     2.8%     2.4%     3.3%

    Effective income tax rate        37.3%    35.7%    32.2%    34.5%    35.0%

    Pre-tax return on
     shareholders' equity -                          - last
     twelve months (a)                9.4%    12.6%    10.1%     N/A      N/A

    (a) Current quarter combined with the three preceding quarters' pre-tax net earnings from continuing operations divided by the average shareholders' equity.



                                       For the three          For the nine
                                       months ended           months ended
                                   September 30,   June 30,   September 30,
                                   2004     2003     2004     2004     2003

    Selected Segment Data:
         Business Solutions
    Revenues                     $176,930  177,819  179,634  529,016  545,424

    Gross profit                   33,906   35,906   35,530  103,310  111,554
    Gross profit margin              19.2%    20.2%    19.8%    19.5%    20.5%

    Operating profit                4,417    6,430    5,741   16,382   20,710
    Operating profit margin           2.5%     3.6%     3.2%     3.1%     3.8%

            AndersElite
    Revenues                      $43,052   39,422   40,387  122,954  108,547

    Gross profit                   10,635   10,016    9,926   30,398   27,512
    Gross profit margin              24.7%    25.4%    24.6%    24.7%    25.3%

    Operating profit                  687    2,685      851    3,056    6,515
    Operating profit margin           1.6%     6.8%     2.1%     2.5%     6.0%

          Todays Staffing
    Revenues                      $29,131   34,069   31,223   90,255  105,082

    Gross profit                    8,071    9,313    8,241   24,298   29,204
    Gross profit margin              27.7%    27.3%    26.4%    26.9%    27.8%

    Operating profit                  440    1,972      834    1,730    5,509
    Operating profit margin           1.5%     5.8%     2.7%     1.9%     5.2%

       Management Recruiters
           International
    Revenues                      $14,136   13,045   13,595   41,850   44,822

    Gross profit                    9,821    8,232    9,336   28,708   28,743
    Gross profit margin              69.5%    63.1%    68.7%    68.6%    64.1%

    Operating profit                2,719      905    3,793    8,838    3,457
    Operating profit margin          19.2%     6.9%    27.9%    21.1%     7.7%

SOURCE  CDI Corp.
    -0-                             10/21/2004
    /CONTACT: Vincent Webb, Vice President, Corporate Communications and Marketing, +1-215-636-1240, Vince.Webb@cdicorp.com, Jay Stuart, Chief Financial Officer, +1-215-636-1141, Jay.Stuart@cdicorp.com, both of CDI Corp./
    /Web site:  http://www.cdicorp.com/
    (CDI)

CO:  CDI Corp.
ST:  Pennsylvania
IN:  CPR
SU:  ERN CCA DIV ERP